Exhibit 99.1

Luminex Corporation Announces Retirement of Patrick Balthrop, President and CEO
Nachum "Homi" Shamir to Become President and CEO Effective Immediately;
Balthrop Will Continue as Consultant to the Board Through April 14, 2015

Austin, Texas, Oct. 15, 2014 -- Luminex Corporation (NASDAQ: LMNX) today announced that Patrick J. Balthrop, Sr. has retired as President and CEO. The board of directors has named Nachum "Homi" Shamir as President and CEO. Mr. Balthrop has resigned as a director but will continue to serve the company and its shareholders as a consultant to the Board and Mr. Shamir, and will be assisting in the transition through April 14, 2015. Mr. Shamir is expected to be invited to join the board of directors.

On behalf of the Board of Directors, Wally Loewenbaum, Chairman, said, "The Board is excited to have a talented executive in Homi Shamir join the Company. Mr. Shamir brings a proven track record of global leadership and results. He is a high energy executive focused on delivering tangible results from energized employees. Together, we believe we will be able to continue to execute our company’s vision. The Board thanks Patrick Balthrop for his service in leading Luminex over the past decade. During his tenure as CEO, the company has grown from $30 million in revenue to well over $200 million, expanded internationally, built a strong portfolio and pipeline through organic investment and several acquisitions, and significantly increased profits while investing heavily in innovation, new product development and commercial expansion.”

Mr. Shamir most recently served as President and Chief Executive Officer at Given Imaging from 2006 until February 2014 when the company was acquired by Covidien plc in a transaction valued at approximately $1 billion. Under Mr. Shamir's leadership, Given Imaging broadened its product portfolio, organically and through acquisitions, significantly increased revenues and earnings and expanded its global commercial footprint.

Prior to joining Given Imaging Ltd., Mr. Shamir served as Corporate Vice President of the Eastman Kodak Company and as the President of Eastman Kodak’s Transaction and Industrial Solutions. Mr. Shamir served over 10 years at Scitex Corporation where he had a track record of achievement and increasing responsibility, including serving as President and Chief Executive Officer from 2003-2004. Before joining Scitex, Mr. Shamir held senior management positions at various international companies mainly in the Asia Pacific region. Mr. Shamir holds a Bachelor of Science from the Hebrew University of Jerusalem and a Masters of Public Administration from Harvard University.

"I am honored to have the opportunity to join Luminex at this exciting time. The Company's financial strength, combined with a strong pipeline of highly differentiated products, an outstanding network of long term customers and partners and very talented dedicated team of employees worldwide, position us for accelerated growth and profitability,” said Mr. Shamir. “Our top priority will be to build a bright future in the tradition of market leadership and strong financial performance to enhance shareholder value.”

Mr. Balthrop commented, "I am grateful to have spent nearly 10 years leading this outstanding company. I could not be more proud of the growth, innovation and groundbreaking technologies that my talented and motivated Luminex colleagues around the world have delivered, especially during such a turbulent decade. It is my firm belief that 2014 is the right time for me to retire. First, the company has a strong foundation and bright future with sunny skies ahead. The Company is operationally very solid and positioned for continued success. And second, Homi Shamir is a rare and gifted business leader with deep experience in medical devices who has proven his ability to lead a company and build shareholder value. I could not be more pleased to hand the reins of Luminex to such a strong executive who will be able to take Luminex to the next level and beyond."

About Luminex Corporation

Luminex is committed to applying its passion for innovation toward creating breakthrough solutions to improve health and advance science. The company is transforming global healthcare and life-science research through the development, manufacturing and marketing of proprietary instruments and assays utilizing xMAP® open-architecture multi-analyte platform, MultiCode® real-time polymerase chain reaction (PCR), and multiplex PCR-based technologies, that deliver cost-effective rapid results to clinicians and researchers. Luminex's technology is commercially available worldwide and in use in leading clinical laboratories, as well as major pharmaceutical, diagnostic, biotechnology and life-science companies. Luminex is meeting the needs of customers in markets as diverse as clinical diagnostics, pharmaceutical drug discovery, biomedical research including genomic and proteomic research, personalized medicine, biodefense research and food safety. For further information on Luminex Corporation and the latest advances in multiplexing using award winning technology, please visit http://www.luminexcorp.com.

Statements made in this release that express Luminex Corporation's or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words "believe," "expect," "intend," "estimate," "anticipate," "will," "could," "should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex's actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex's products, the Company's dependence on strategic partners for development, commercialization and distribution of products, concentration of the Company's revenue in a limited number of strategic partners, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle and bulk purchases of consumables, Luminex's ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels, potential shortages of components, competition, the timing of regulatory approvals, the implementation, including any modification, of the Company's strategic operating plans, risks and uncertainties associated with implementing our acquisition strategy and the ability to integrate acquired companies or selected assets into our consolidated business operations, as well as the risks discussed under the heading "Risk Factors" in Luminex's Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:
Luminex Corporate Contact:
Harriss Currie
Sr. Vice President, Finance and CFO
hcurrie@luminexcorp.com
512.219.8020

Media:
Mimi Torrington
Director of Marketing Communications
mtorrington@luminexcorp.com
512.219.8020